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Explanatory Note

This filing consists of the transcript of a conference call held by Synthesis Energy Systems, Inc. (the “Company”) on September 25, 2012 at 8:30 AM Eastern time to review the Company’s financial results for its fiscal fourth quarter and fiscal year ended June 30, 2012 and provide an update on corporate developments. There was also a webcast of the call available through the Company’s website, http://ir.synthesisenergy.com. An archived version of the webcast will be available on the Company’s website through October 19, 2012. A telephone replay of the conference call will be available approximately one hour after the completion of the call through October 19, 2012. Domestic callers can access the replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access number for the live call and the replay is 10004176#.

Additional Information

In connection with the proposed transaction among the Company, Zhongjixuan Investment Management Company Ltd. and China Energy Industry Holding Group Co., Ltd., the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statements to be filed, by the Company with the SEC.

You may obtain the preliminary proxy statement, and when available the definitive proxy statement, for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

SYNTHESIS ENERGY SYSTEMS

“Synthesis Energy Systems Inc. 4th Quarter and Fiscal 2012 Earnings”

09/25/2012, 08:30 AM Eastern

Robert Rigdon

OPERATOR:	Good morning and welcome to the Synthesis Energy Systems Inc. 4th quarter in fiscal 2012 financial results conference call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key, following by “0.”

After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press “*” then “1” on your touch-tone phone. To withdraw your question, please press “*” then “2.” Please note this is being recorded.

Now I would like to turn the conference over to Matt Haines from MBS Value Partners. Please go ahead.

MATT HAINES:	Thank you, Emily. Good morning, and thank you everyone for joining Synthesis Energy Systems earnings conference call. Today management will discuss financial results for the fiscal 2010 4th quarter and fiscal year ended June 30th, 2012, and will provide an update on corporate developments. Following management’s prepared remarks, we will open the line for questions.

Before we begin, I would like to remind you that during this call, management will be making forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934 as amended. All statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements are subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Although the company believes that in making such forward-looking statements, its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. There can be no assurances that the assumptions upon which these statements are based will prove to have been correct.

Please note that in connection with the proposed ZJX China Energy transaction, SES has filed a preliminary proxy statement and intends to file a definitive proxy statement with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. You may obtain the preliminary proxy statement when available, the definitive proxy statement, for free by visiting EDGAR on the SEC website at . Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.

Please refer to the company’s annual report on Form 10K for the year ended June 30th, 2012, (to be filed in the next few days) for further discussion on risk factors. SES’s 10K and other SEC filings are available on the Securities and Exchange Commission’s website at , or on the company’s website at .

And now I’d like to turn the call over to Robert Rigdon, President and CEO.

ROBERT RIGDON:	Good morning, and welcome to our 4th quarter and fiscal year 2012 earnings call. I’m speaking to you today from our office in Shanghai, China, and with me on the call is Kevin Kelly, our Chief Accounting Office, who is at our Houston headquarters.

This is an exciting time at SES. We spent the last year focused on advancing our business interests and opportunity pipeline in China and elsewhere in order to position ourselves for revenue growth and profitability. Our technical capability to cleanly and economically unlock value and low quality coals and biomass is unmatched.

Through our accomplishments in China, and significant efforts commercializing our technology, our technology is now under consideration by more projects in more regions of the world than ever before. The opportunities for SES to form valuable partnering arrangements in large market segments such as the power, gas, transportation, fuel, and steel industries are now materializing and being developed. Many eyes are on our large Yima project, currently in the commissioning stage. We anticipate interest in our technology and follow-on business results to increase more rapidly once the Yima Project has reached a steady state of operation.

We have now put the investment in technology facilities, commercial development, and world class resources such that we have created a foundation upon which we believe can transform us from a development stage to an operating stage company in the near future.

Before I continue with the progress update, I’ll now turn the call over to Kevin Kelly who will review our 4th quarter and fiscal 2012 financial results. Kevin.

KEVIN KELLY:	Thank you, Robert. Total revenue for the three months ended June 30, 2012, was $284,000, versus $2.5 million for the three months ended June 30, 2011. As we had discussed on previous calls Hai Hua has not paid the capacity fees owed to ZZ Joint Venture under terms of the syngas purchase and sale agreement since April of 2011. Therefore, on September of last year, the ZZ Joint Venture plant idled its syngas production. Consequently there have been no product sales from the ZZ Joint Venture during the 4th quarter of fiscal 2012, compared to $2.3 million during the 4th quarter of fiscal 2011. We have been and are continuing to work diligently to collect the moneys owed to ZZ. The amount of unpaid capacity fees due to the ZZ plant has grown to approximately $4.7 million as of June 30, 2012. Robert will have more on this topic in just a moment.

Technology and licensing and related services revenues the three months ended June 30, 2012, were $284,000, versus $231,000 for the three months ended June 30, 2011. The technology licensing and related services revenues for the quarter ended June 30, 2012, resulted primarily from full testing reports provided to customers who were actively developing projects and made license and build plans using our technology.

The company’s operating loss for the 4th quarter of fiscal 2012 was $4.2 million, versus $4.7 million reported for the 4th quarter of fiscal 2011. The decrease in the operating loss was primarily attributable to reduced loss over the ZZ Joint Venture plant and to the decrease in stock-base compensation expense. The net loss attributable to stockholders for the 4th quarter fiscal 2012 was $5.0 million, or 10 cents per share, versus $4.6 million, or 9 cents per share, for the prior year’s 4th quarter.

For the fiscal year ended June 30, 2012, total revenues were $3.1 million, versus $10.2 million for fiscal 2011. These results included a $6.8 million decrease of product sales for the ZZ Joint Venture plant due to idling the plant, as previously noted. Technology licensing and related services revenues this year were $0.9 million, versus $1.2 million for the year ended June 30, 2011, and included coal testing, feasibility, studies, and other technical services provided in association with our Technology Licensing business.

The operating loss for fiscal 2012 was $18.3 million, compared to an operating loss of $15.7 million for fiscal 2011. The $2.5 million of additional loss resulted primarily from the ZZ Joint Venture plant. The net loss attributable to stockholders for fiscal 2012 was $19.9 million, or 39 cents per share, versus $15.5 million, or 32 cents per share, for fiscal 2011. The increase in the net loss includes the increased operating loss from the ZZ Joint Venture plant, and to planned expenses associated with the startup of the SES Resource Solutions Joint Venture business, and the Yima Joint Venture project.

As of June 30, 2012, SES had cash in equivalence of $18 million and working capital of $9.9 million. As a reminder, we have agreements with Hongye and Zhongmo to sell a total of about 10.4 million shares as $1.50 per share, for total proceeds to SES of about $15.5 million. As announced yesterday, we closed on the sale of approximately 5.8 million shares of SES common stock to Hongye for approximately $8.7 million. Hongye is expected to pay the remaining $596,000 of the aggregate purchase price for their shares and receive the balance of their shares at the closing of the Zhongmo transaction. The agreement with Zhongmo is for an investment of approximately $6.27 million, or approximately 4.2 million shares of SES common stock.

And now I’ll turn the call back over to Robert.

ROBERT RIGDON:	Okay. Thanks, Kevin. Let me continue now by addressing our China business. First, at a high level, China continues to be and is expected to be, for decades to come, a coal-based energy economy, which runs largely from its current proven coal reserves. China also has large quantities of much cheaper low-quality coal resources that can be readily transformed into energy and chemical products through deploying our technology.

We believe that China continues to offer significant growth potential for our company with excellent opportunities to leverage our technical capability in opening up new coal resources and to monetize those resources through building and operating projects based on our technology. In addition, China offers us the opportunity to partner with highly-skilled Chinese firms in creating fully engineered equipment and system product offerings based on our technology that can be used to retrofit old style and expensive-to-operate gasification units, which are widely prevalent today in China. And we believe that our business model positions us to participate in the full-value chain of low-quality coal technology and equipment offerings to downstream product sales.

And based on our investments and accomplishments to date, combined with the large opportunity that we believe China affords us; we initiated the formation of SES China, a business platform for accelerating and realizing our full potential in the region. Now we believe the formation of SES China will enable us to attract financially strong and highly skilled Chinese partners who desire to invest in the growth of China’s clean energy space and who recognize the large financial opportunity afforded by our technology, capability, and business model.

Over the past several months we have significantly strengthened our team in China through our engagement of Colin Tam and his team at Crystal Vision Energy. Today Colin and the team are actively working to secure the right partners who can with bring resources, manufacturing capability, and local skills, along with the necessary financing to SES China in order that we more quickly achieve profitability from our investments and accelerate our opportunities in the development.

We are already seeing positive results, including the $15.5 million combined strategic equity investment from Hongye International Investment Group and Shanghai Zhongmo Investment Management Company. As you may have seen in our recent press release last Friday, we have completed the financial close of the $8.7 million investment from Hongye. The team is working closely with Zhongmo to complete the financial close of that $6.3 million transaction as soon as possible. The proceeds of both these investments are earmarked for our SES China business.

Hongye is one of the top 100 private enterprises in Inner Mongolia. Hongye operates businesses in energy and natural resources, along with finance and biopharmaceuticals. Together with SES, Hongye is looking to aggressively expand its coal resource footprint and coal gasification projects currently under development, as well as assisting SES China, with our focus on quickly generating financial results. We’re very pleased with our new partnership with Hongye and look forward to our mutual success together.

Now let me turn to progress on our Yima project. Our Yima Joint Venture plant is now in the commissioning and early start-up stage with expected methanol production and first sales by the end of this year. We have started testing portions of the gasification system even as construction winds down in certain parts of the facility. We believe the Yima project will be a meaningful contributor to our bottom line and our business in China beginning in 2013 and will further our business development efforts in China, and globally, where we have many potential opportunities waiting on the successful startup of the Yima Project.

Additionally, the development plan for this site includes building two new expansion phases soon after the current phase is operating smoothly. And these two new phases are expected to effectively quadruple the total capacity for the facility. For now, we have all hands on deck at the plant, preparing for a successful start-up and smooth transition to commercial operations.

I must also say that this project has been a large and aggressive undertaking for SES and is quite impressive to see now that it is near completion. You can visit our website at to see the latest construction photos of the plant.

I’ll move on now to provide an update on our Zao Zhuang Joint venture or ZZ. We continue to idle our ZZ plant due to Hai Hua’s non-payment of the capacity fees, which now total approximately $4.7 million owed as of June 30th. The crux of the issue has been the financial weakness of the Hai Hua joint venture. Although this is taking much longer to resolve than we initially anticipated, we are now becoming more encouraged that a timely solution will be reached. This is because the controlling interest of Hai Hua was recently acquired by the Shandong Weijiao Group.

Weijiao is one of the 500 largest privately-owned enterprises in China and has purchased the majority share of the Hai Hua joint venture. We’ve met with Weijiao several times recently, and we are encouraged by their willingness to work with the ZZ joint venture to reach a solution.

Our discussions to date continue to be centered around both parties entering into a definitive agreement that will combine our ZZ operation with the Hai Hua methanol plant. This combination has the potential to greatly improve the financial performance for both parties. Because of the strength of Weijiao and their apparent willingness to work with us, we will continue to develop this mutually beneficial solution.

In China it’s usually best to seek a friendly solution to these types of matters, and I can assure you that collecting the moneys owed to us, and getting our ZZ asset operating again and delivering profitable results is a very high priority for us.

Now I’ll provide a brief update on our previously announced $84 million strategic equity investment from ZJX China Energy. The discussions are active and ongoing. ZJX is currently working through their agreements with potential partners that would bring the necessary funds to China Energy to complete the transaction with SES. We believe that all the parties involved are sincerely motivated and engaged to complete this transaction and are working to do so. And this is why we have continued to maintain the agreement with ZJX, as the potential for SES from this partnership can be large, and we want to give it every opportunity to successfully close. We will continue to update you on the progress on this transaction as it develops.

And now I’ll turn to some of the highlights of our business outside of China. We have a number of global opportunities and development for licensing and equipment sales, as well as potential partnership for collaborations in market segments. These opportunities are primarily centered in India, parts of Asia, and the more recent renewed interest in the United States, where our technology capability to cleanly convert coal mining wastes into energy such as transportation fuels is gaining interest. In addition, we are actively working with prospective customers in the U.S. chemical industry on green chemicals derived through our technology operating on renewable waste such as refuse-derived fuels.

In India we believe the market for coal gasification plants is now forming due to large infrastructure growth demands and an increasing need for a variety of basic, chemical, and energy products. We have built a solid pipeline of opportunities for licensing and equipment sales, and we are in advance discussions with one large Indian industrial company where we are hopeful that we will soon close on our first licensing transaction there.

Additionally, we have been evaluated in two separate and thorough technology comparisons completed by engineering companies hired by our prospective Indian customers. Our technology was selected as the best fit for their projects, which would operate on high ash Indian coal. Because of the quality and characteristics of Indian coal, we do not believe that their emerging coal gasification market can be developed using traditional gasification technologies.

Our SRS coal resource joint venture with Midas was formed in June of last year. SRS has the goal of acquiring ownership positions in low-quality coal resources around the world and converting them into proven reserves through our technology’s capability to gasify the coal and make high-value energy and chemical products. SRS is progressing well on several fronts, including a joint study with Ncondezi, where we validated the suitability of its coal resources in Mozambique for our technology.

SRS is also actively engaged in commercial discussions related to securing investment partners for the next tranche of funding that’s necessary for development. This funding is planned to be used to independently advance the coal resource integrated project development without further startup costs on SES. The potential for SRS to transform coal resources into proven reserves through application of our technology has large value creation potential and is part of our overall strategy for participating in the full value chain.

Now I’ll wrap up the call with some closing comments. I’m excited about the prospects for SES. This is because we have an important proven technology that can provide superior economics, combined with the commercialization progress we have made as a company. Today our focus is squarely on achieving profitability from our investments, which we believe is now in reach.

With our Yima project in the process of coming online now, our work in progress to achieve profitability at our ZZ joint venture plant, in partnership with the new owners of Hai Hua; the establishment and funding of SES China; the planned funding for SRS, thereby eliminating further start-up costs; and our advancing global technology licensing opportunities; we believe we are at the turning point where we can start to generate meaningful operating cash flows.

We are effective meeting and addressing the challenges of commercializing this important technology and we are growing our set of opportunities that will create value for the company now and into the future. Our focus is on achieving profitability, ensuring we are adequately capitalized to grow, and delivering financial results. So with that, I’d like to open up the call for questions: Operator.

OPERATOR:	Thank you. We will now begin the question-and-answer session. To ask a question, you may press “*” then “1” on your touch-tone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press “*” then “2.” At this time we will pause momentarily to assemble our roster. And our first question will come from Robert Smith, Center for performance Investing. Please go ahead.

ROBERT SMITH:	Hi, yes, good morning. I have several questions. Could you discuss the next phases, the two phases, to quadruple the capacity of Yima and what kind of timeline do you have for that?

ROBERT RIGDON:	Okay. Sure, Rob. Let me go ahead and address that one for you now. It’s actually always planned, together with our Yima partner that we would initially build three phases at this site. This one that we’re in the process of starting up now is the first phase, and it has the capacity of a nominal $300,000 tons a year of methanol.

The two latter phases that have been in planning since the beginning here have been to build a second phase, the same size as what we just built, 300,000 tons a year of methanol equivalent capacity, and then the third phase would be double that, 600,000 tons a year of methanol equivalent capacity; thereby, quadrupling the total capacity of the entire facility.

Now just to be clear, I’m saying “methanol equivalent” because the actual products that would be produced there may be methanol or may be methanol plus some of its derivatives such as going to chemical chain, such as olephins or fuels or other chemical products that are under review. The plan has been, in terms of timing, is, once this project was up and running smoothly, to take what we’ve learned here and benefit from the construction engineering work that we’ve done here and move forward quickly into starting the second phase. We haven’t set a startup date for this yet, but, actually since I’ve been here in China, we’re starting to discuss the prospects of when we will be able to move forward and start working diligently on the phase-two section of Yima.

ROBERT SMITH:	Okay. Thank you. And coming to Weijiao and Hai Hua, could you give me some color as to — when they purchased Hai Hua what is their obligation for the debt that they owe you?

ROBERT RIGDON:	Okay. Well that’s a pretty straight forward answer, Robert, because they bought that facility that we sell the syngas to, and they bought all of the contracts that go along with that, along with the sales purchase agreement obligations that exist between the facility and SES. And, certainly, Robert, they were very aware when they did their due diligence. You know, we’ve known for a while now that Weijiao was in the process of moving two buy the Hai Hua joint venture there, and they were aware that these issues existed. And because of that, you know, we have already started the discussions with Weijiao.

So let me just add a little bit more information here to your question, is that Weijiao is actually interested in the prospects of increasing the methanol capacity delivered from the unit that’s on their side of the fence. We have provided a technical plan to achieve that, which gets our Zao Zhuang plant back running again. We have provided a commercial plan, which allows for the — because of the different type of technical integration of the two plants and the increased methanol capacity there, it increases the overall financial performance of the facility, and Weijiao has agreed in concept in our discussions now of sharing in these downstream methanol product sales. And because of that, that type of structure is what we discussed in previous calls and integrating these two facilities, provides — it’s actually a very good win-win for both Weijiao and ourselves.

We believe, and from my interaction with this whole thing, Hai Hua also could also see the benefit there but didn’t have the financial strength to actually carry that forward. We are actively talking with this group right now, and we are seeing active movement right now, and I’m really encouraged that we’re going to go ahead and get this thing wrapped up.

ROBERT SMITH:	So would that indicate that there would be a pay out over time of the $4.7 million, or would it be in a lump sum, or how would that go?

ROBERT RIGDON:	You know, it’s not a done deal yet, Robert. But, you know, just my best guess here is that it will all get rolled up into one deal, probably not paid out over time. But I don’t know that for sure yet until it’s all finalized.

ROBERT SMITH:	When you say “rolled up into one deal,” would there be integration?

ROBERT RIGDON:	One deal where we can collect the fees that are owed to us.

ROBERT SMITH:	At one time?

ROBERT RIGDON:	At one time. And that’s what we want to accomplish, and that’s what we’re discussing with them. It’s just not done yet.

ROBERT SMITH:	Okay. And the ZJX negotiation, I know it’s required a lot of patience on your part. From the point of present negotiations forward, is there some kind of a timeline that you would not wish to go beyond?

ROBERT RIGDON:	Oh, my. Look, I want to get this thing done as quickly as we can.

ROBERT SMITH:	I realize that.

ROBERT RIGDON:	...Robert. And what’s happening now is that ZJX is working very intently with the shareholders that are making up — potentially making up the China Energy Group, and they’re making good progress. We’re monitoring that. We’re in discussions with them. We’re watching what’s happening. We’re assisting when we need to.

The idea is that once that’s done, then that group will come back and move forward with the deal that we put in place. That’s what we’ve been discussing. We see progress. It’s not an easy deal for ZJX to pull together here, but they’re doing it. It appears that they’re doing it. And we want to give this every chance it can because we see a lot of value potential with this particular arrangement.

ROBERT SMITH:	Do you have any thoughts about the coming leadership change in China itself?

ROBERT RIGDON:	Oh, no, I don’t. I don’t really have any thoughts I can offer now. You know, we’re watching and thinking. I do believe that China will stay on the track that will be amenable to our business, growing a large energy business here in China, which we’re focused on, based on a platform of our technology.

I know that China, I believe, will stay focused on utilizing its domestic coal resources, and because of that, we are important to the country here. That’s one of the reasons why we get a lot of attention while we’re in China. We unlock a lot of coal that’s normally locked up here because of the low quality. And I know that China, because of their plans, is going to grow their focus on renewables, and we’re seeing activity. I actually didn’t mention it in the script, but we’re seeing activity now, Robert, where companies in China are talking to us now about doing work in the biofuels and renewable side of the equation. And I believe that if China moves forward with that to build projects, they will, and we have a very good product offering for that.

ROBERT SMITH:	And you mentioned, in the end, the prospect that you feel that the country as a whole is ready to move ahead in this area as well. Could you just give me some kind of definitive comment about what leads you to believe that?

ROBERT RIGDON:	Sure. Look, you know, I’ve been working in the gasification area for a number of years now, and India has, over a couple of decades, looked to move forward with gasification, has done some projects not based on coal, because coal was always sort of a barrier, technology barrier for Indian coals. Now we have been on the ground there, commercializing our technology, and we’re really well suited for Indian coals. It’s a good heating value coal with high ash content though, that becomes a problem for other gasification technologies, for a lot of them anyway that are our there today. And we are seeing the development of projects actively by Indian customers now like I’ve never seen before in the experience of my career.

I personally firmly believe India will be building projects. India is not a place that traditionally moves fast in the business environment. I think probably most people recognize that. We’ve been diligent. We are not spending a lot of money in India, but we are working smartly, and we’ve developed some deal opportunities here with one of them that I mentioned that we believe is getting very close to converting to a license.

ROBERT SMITH:	And, Robert, did I hear you say that there were some domestic opportunities happening, or not?

ROBERT RIGDON:	Yes, you did. You mean domestic in the U.S.?

ROBERT SMITH:	Yes. Yes.

ROBERT RIGDON:	Yeah. We are seeing a bit of a renewed interest in the U.S., believe it or not. And I think it’s primarily driven by two things. There’s been interest for a while on the clean renewable fuel side where we have been responding to inquiries for a couple of years, two or three years now. We haven’t talked a lot about it because I really haven’t seen that really to a point where I thought it could turn into a real viable opportunity for us; however, I am seeing that change now.

On the renewable side we’ve got very much more advanced discussions with one of the chemical players in the U.S. We’re seeing more interest in chemical companies, frankly, in looking at having some amount of renewable chemicals in their portfolio. That’s one of the items. I think the most interesting one though, is not necessarily that one. It is due to the continued high price of oil and gasoline and fuels.

We have a very good offering for really low-quality U.S. coals, and in some places in the U.S. we’re able to site plants where we can run low-quality coal to coal mining waste and actually sell the CO2 off of our plant into pipeline systems for enhanced oil recovery at a profit on the CO2. And the overall economics on these facilities look very robust, and there are parties in discussion with us right now about that particular opportunity, type of opportunity in the U.S. There is enough traction and momentum in this now that I felt it was time to bring it back up and let you guys know that we’re seeing this, and we’re working very hard to get something going here again in the U.S. I think it would be very helpful for us.

ROBERT SMITH:	And just finally, do you feel that the economic advantages of what you offer supersede the question of a slow down in the global economy?

ROBERT RIGDON:	Definitely, in certain regions of the world it does. I think, you know, the global economy slow down, you know, and the financial crisis that we went through certainly has impacted the set of opportunities, I think, in the industrial space, but the growth we see in Asia is still there, even though it may not be the double-digit growth we had sign prior to 2009, it’s still very significant. The growth in energy and chemicals and infrastructure that drives that is still very prevalent here. The planning that goes on in China, and, actually, in India is there, so I do think we’re going to continue to be rich in opportunities. And so that’s one of the reasons why I’m very optimistic about the outlook here.

ROBERT SMITH:	Thanks so much, and good luck to you.

ROBERT RIGDON:	Okay. Thank you.

OPERATOR:	This concludes our question-and-answer session. I would like to turn the conference back over to Robert Rigdon for any closing remarks.

ROBERT RIGDON:	Okay. Thank you, operator, and thank you, everyone that’s on the call listening today. We look forward to providing you with more information updates here in the near future. Operator, you can now disconnect the call.

OPERATOR:	The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.